Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports Record Second Quarter Operating Income
of $3.1 Million on Strong Service Gross Margin

●	Consolidated gross margin up 260 basis points to 27.6% driven by impressive Service segment gross margin of 32.2%

●	Total revenue of $41.6 million consistent with prior-year period in a challenging market environment; Service segment achieved 46th consecutive quarter of year-over-year growth

●	Quarterly cash from operations of $8.5 million; debt reduced by $5.8 million

ROCHESTER, NY, October 27, 2020 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its second quarter ended September 26, 2020 (the “second quarter”) of fiscal year 2021, which ends March 27, 2021 (“fiscal 2021”). Results include the previously-reported acquisition of TTE Laboratories, Inc. (referred to as “pipettes.com”) effective February 21, 2020.

“Our Service segment delivered another excellent quarter, reaching the second highest gross margin level in company history at 32.2%, an increase of 660 basis points year-over-year,” commented Lee D. Rudow, President and CEO. “Technician productivity, expense reductions and strategic pricing drove the margin improvement, which was further helped by a favorable mix and the results of pipettes.com. Our teams have done a tremendous job leveraging our technology investments and have remained focused on driving efficiencies and better cost controls in our lab network.”

“In addition to the high level of performance in our Service segment, we were certainly encouraged with the Distribution segment, where sales grew significantly over our first quarter of fiscal 2021. Overall, our Service margin performance helped drive record second quarter consolidated operating income of more than $3 million, exceeding our expectations. Additionally, we continued to generate strong cash from operations, which was used in part to reduce debt and fund technology investments.”

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

Second Quarter Fiscal 2021 Review	(Results are compared with the second quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”))

($ in thousands)			Change
	FY21 Q2	FY20 Q2	$'s	%
Service Revenue	$24,554	$23,502	$1,052	4.5%
Distribution Sales	17,053	18,261	(1,208)	(6.6%)
Revenue	$41,607	$41,763	$(156)	(0.4%)
Gross Profit	$11,494	$10,445	$1,049	10.0%
Gross Margin	27.6%	25.0%

Operating Income	$3,078	$3,059	$19	0.6%
Operating Margin	7.4%	7.3%

Net Income	$2,024	$2,379	$(355)	(14.9%)
Net Margin	4.9%	5.7%

Adjusted EBITDA*	$5,223	$4,788	$435	9.1%
Adjusted EBITDA* Margin	12.6%	11.5%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Despite the ongoing impact from the COVID-19 pandemic, consolidated revenue remained stable year-over-year. Consolidated gross profit increased $1.0 million, or 10.0%, and gross margin expanded 260 basis points as a result of continued productivity improvements in the Service Segment, strategic pricing and cost controls, which offset continued softness in the Distribution segment. Operating expenses grew $1.0 million, or 13.9%, due to investments to further technology initiatives and incremental expenses related to pipettes.com. Net income per diluted share was $0.27 compared with $0.32 in last fiscal year’s second quarter with the prior period benefitting by $0.05 from a lower tax rate due to increased discrete income tax benefits related to stock-based awards.

Service segment margins saw significant expansion

Represents the accredited calibration, repair, inspection and laboratory instrument services business (59% of total revenue for the second quarter of fiscal 2021).

($ in thousands)			Change
	FY21 Q2	FY20 Q2	$'s	%
Service Segment Revenue	$24,554	$23,502	$1,052	4.5%
Gross Profit	$7,900	$6,012	$1,888	31.4%
Gross Margin	32.2%	25.6%

Operating Income	$2,977	$1,837	$1,140	62.1%
Operating Margin	12.1%	7.8%

Adjusted EBITDA*	$4,475	$3,101	$1,374	44.3%
Adjusted EBITDA* Margin	18.2%	13.2%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

The increase in Service revenue reflected new Life Science business, including $1.2 million of incremental revenue from pipettes.com, which more than offset softness from other markets. On a trailing twelve-month basis, Service revenue was $94.6 million, up 4.3% when compared with the trailing twelve-month period ending with the prior-fiscal year second quarter.

Service segment gross margin improved 660 basis points due to continued productivity initiatives and technology enhancements, more seasoned technicians, optimized client-based lab operations, strategic pricing, and a favorable mix of Service work performed in the quarter.

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

Distribution segment revenue and margins continued to be impacted by COVID-19 pandemic

Represents the sale and rental of new and used professional grade handheld test, measurement and control instrumentation (41% of total revenue for the second quarter of fiscal 2021).

($ in thousands)			Change
	FY21 Q2	FY20 Q2	$'s	%
Distribution Segment Sales	$17,053	$18,261	$(1,208)	(6.6%)
Gross Profit	$3,594	$4,433	$(839)	(18.9%)
Gross Margin	21.1%	24.3%

Operating Income	$101	$1,222	$(1,121)	(91.7%)
Operating Margin	0.6%	6.7%

Adjusted EBITDA*	$748	$1,687	$(939)	(55.7%)
Adjusted EBITDA* Margin	4.4%	9.2%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Distribution segment sales continued to be impacted by the COVID-19 pandemic, with reduced demand from oil and gas related businesses and other industrial manufacturing sectors. Rental revenue was up 32% sequentially from the first quarter of fiscal 2021 and was up 1.2% over the prior-year period. Distribution gross margin reflects lower volume from core product sales and reduced co-operative advertising and rebate programs as vendors reduced these programs to lower their costs.

Six Month Review (Results are compared with the first six months of fiscal 2020)

Total revenue was $80.5 million, a decrease of 4.3%, or $3.6 million, primarily due to a reduction in demand for Distribution products as a result of the COVID-19 pandemic which commenced at the beginning of the Company’s fiscal 2021 year. Despite the lower revenue, consolidated gross profit was up $0.4 million, or 2.0%, and gross margin expanded 160 basis points to 26.0%. Consolidated operating expenses increased $1.4 million, or 8.9%, as the Company continued to invest in technology initiatives. As a result, operating income was $4.0 million compared with $5.0 million in last fiscal year’s period.

Net income was $2.8 million, or $0.38 per diluted share, compared with $4.1 million, or $0.55 per diluted share. Adjusted EBITDA was consistent at $8.7 million. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Strong Balance Sheet and Liquidity

Year-to-date net cash provided by operations of $12.5 million increased from $2.8 million in the prior-year period and was used to fund $3.1 million of capital expenditures and $7.6 million of debt repayment. Capital expenditures were primarily focused on technology, Service segment capabilities and rental pool assets.

At the end of the second quarter, Transcat had $28.9 million available for borrowing under its secured revolving credit facility. Total debt of $22.7 million was down $7.6 million from fiscal 2020 year-end. The Company’s leverage ratio, as defined in its credit agreement, was down to 1.19 at quarter end compared with 1.53 at fiscal 2020 year-end.

Outlook

Mr. Rudow concluded, “The results of the second quarter were strong and we are pleased with the significant progress made in our Service margin expansion initiatives. Our balance sheet is solid and the M&A pipeline is active. Additionally, we believe our new customer pipeline positions us well for strong

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

organic growth as we work through these current challenging times. We are equally focused on continuing to advance our initiatives aimed at further enhancing our Service business, including additional technology deployments to drive productivity.

“As we head into the winter months, we remain cautious given the high degree of uncertainty that still exists in today’s COVID-19 impacted economic environment. For the third quarter of fiscal 2021, we expect Service revenue to grow modestly versus last fiscal year’s third quarter, and we anticipate solid improvement in gross margin year-over-year. Distribution is likely to continue to be negatively impacted by the current economic environment. We expect operating income for the third quarter of fiscal 2021 to be similar to the third quarter of fiscal 2020.”

Transcat adjusted its expected income tax rate for fiscal 2021 to a range of 22% to 23% from the previously provided range of 20% to 21%, largely due to profitability exceeding previous estimates.

The Company now expects capital expenditures to be approximately $5.5 million to $6.5 million, up from the previous estimated range of $5.0 million to $5.5 million. Capital investments are expected to be primarily for technology, growth-oriented opportunities within both of its operating segments, and rental pool assets. Maintenance and existing asset replacements are expected to be consistent with fiscal 2020 at approximately $1.0 million to $1.5 million.

Webcast and Conference Call

Transcat will host a conference call and webcast on Wednesday, October 28, 2020 at 11:00 a.m. ET. Management will review the financial and operating results for the second quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation, which will be available at www.transcat.com/investor-relations. The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. ET on the day of the call through Wednesday, November 4, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13710941, or access the webcast replay at www.transcat.com/investor-relations, where a transcript will be posted once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, restructuring expense, and non-cash loss on sale of building), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, stock-based compensation expense and other items, which is not always commensurate with the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business segments and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, rather in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table below.

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device and other FDA-regulated businesses; as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada, and services at 20 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage the complementary nature of its two operating segments, its comprehensive service capabilities, strong brand, enhanced e-commerce capabilities and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words. All statements addressing operating performance, events or developments that Transcat expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the impact of and the Company’s response to the COVID-19 pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information contact:
Michael J. Tschiderer, Chief Financial Officer	Deborah K. Pawlowski, Investor Relations
Phone: (585) 563-5766	Phone: (716) 843-3908
Email: mtschiderer@transcat.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Service Revenue	$24,554	$23,502	$47,521	$45,900
Distribution Sales	17,053	18,261	32,990	38,258
Total Revenue	41,607	41,763	80,511	84,158

Cost of Service Revenue	16,654	17,490	33,552	34,516
Cost of Distribution Sales	13,459	13,828	26,056	29,145
Total Cost of Revenue	30,113	31,318	59,608	63,661

Gross Profit	11,494	10,445	20,903	20,497

Selling, Marketing and Warehouse Expenses	4,291	4,231	8,365	8,703
Administrative Expenses	4,125	3,155	8,496	6,777
Total Operating Expenses	8,416	7,386	16,861	15,480

Operating Income	3,078	3,059	4,042	5,017

Interest and Other Expense, net	317	297	560	582

Income Before Income Taxes	2,761	2,762	3,482	4,435
Provision for Income Taxes	737	383	660	338

Net Income	$2,024	$2,379	$2,822	$4,097

Basic Earnings Per Share	$0.27	$0.32	$0.38	$0.56
Average Shares Outstanding	7,417	7,331	7,405	7,293

Diluted Earnings Per Share	$0.27	$0.32	$0.38	$0.55
Average Shares Outstanding	7,549	7,484	7,525	7,441

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September 26,	March 28,
	2020	2020
ASSETS
Current Assets:
Cash	$962	$499
Accounts Receivable, less allowance for doubtful accounts of $589 and $480 as of September 26, 2020 and March 28, 2020, respectively	27,647	30,952
Other Receivables	717	1,132
Inventory, net	13,685	14,180
Prepaid Expenses and Other Current Assets	2,369	1,697
Total Current Assets	45,380	48,460
Property and Equipment, net	21,475	20,833
Goodwill	41,773	41,540
Intangible Assets, net	6,737	7,977
Right To Use Asset, net	10,010	8,593
Other Assets	685	719
Total Assets	$126,060	$128,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$11,055	$11,947
Accrued Compensation and Other Liabilities	7,118	6,907
Income Taxes Payable	438	86
Current Portion of Long-Term Debt	2,024	1,982
Total Current Liabilities	20,635	20,922
Long-Term Debt	20,709	28,362
Deferred Tax Liabilities	3,072	3,025
Lease Liabilities	8,197	6,832
Other Liabilities	3,345	1,894
Total Liabilities	55,958	61,035

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,432,582 and 7,381,180 shares issued and outstanding as of September 26, 2020 and March 28, 2020, respectively	3,716	3,691
Capital in Excess of Par Value	18,453	17,929
Accumulated Other Comprehensive Loss	(682)	(1,010)
Retained Earnings	48,615	46,477
Total Shareholders' Equity	70,102	67,087
Total Liabilities and Shareholders' Equity	$126,060	$128,122

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	For the Six Months Ended
	September 26,	September 28,
	2020	2019
Cash Flows from Operating Activities:
Net Income	$2,822	$4,097
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Loss on Sale of Property and Equipment	68	240
Deferred Income Taxes	47	10
Depreciation and Amortization	3,736	3,303
Provision for Accounts Receivable and Inventory Reserves	523	201
Stock-Based Compensation Expense	678	305
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	3,543	778
Inventory	623	(807)
Prepaid Expenses and Other Assets	(625)	(1,149)
Accounts Payable	(892)	(3,433)
Accrued Compensation and Other Liabilities	1,626	(475)
Income Taxes Payable	327	(236)
Net Cash Provided by Operating Activities	12,476	2,834

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(3,116)	(4,048)
Proceeds from Sale of Property and Equipment	-	184
Business Acquisitions, Net of cash acquired	-	(452)
Payment of Contingent Consideration & Holdbacks Related to Business Acquisition	-	(484)
Net Cash Used in Investing Activities	(3,116)	(4,800)

Cash Flows from Financing Activities:
(Repayments of) Proceeds from Revolving Credit Facility, net	(6,632)	4,598
Repayments of Term Loan	(979)	(938)
Issuance of Common Stock	474	1,372
Repurchase of Common Stock	(1,287)	(2,822)
Net Cash (Used in)/Provided by Financing Activities	(8,424)	2,210

Effect of Exchange Rate Changes on Cash	(473)	(112)

Net Increase in Cash	463	132
Cash at Beginning of Period	499	788
Cash at End of Period	$962	$920

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

	Fiscal 2021

	Q1	Q2	Q3	Q4	YTD
Net Income	$798	$2,024			$2,822
+ Interest Expense	224	233			457
+ Other Expense / (Income)	19	84			103
+ Tax Provision	(77)	737			660
Operating Income	$964	$3,078			$4,042
+ Depreciation & Amortization	1,871	1,864			3,735
+ Restructuring Expense	360	-			360
+ Other (Expense) / Income	(19)	(85)			(104)
+ Noncash Stock Compensation	312	366			678
Adjusted EBITDA	$3,488	$5,223			$8,711

Segment Breakdown

Service Operating Income	$1,129	$2,977			$4,106
+ Depreciation & Amortization	1,394	1,359			2,753
+ Restructuring Expense	193	-			193
+ Other (Expense) / Income	(15)	(57)			(72)
+ Noncash Stock Compensation	162	196			358
Service Adjusted EBITDA	$2,863	$4,475			$7,338

Distribution Operating Income	$(165)	$101			$(64)
+ Depreciation & Amortization	477	505			982
+ Restructuring Expense	167				167
+ Other (Expense) / Income	(4)	(28)			(32)
+ Noncash Stock Compensation	150	170			320
Distribution Adjusted EBITDA	$625	$748			$1,373

	Fiscal 2020

	Q1	Q2	Q3	Q4	YTD
Net Income	$1,718	$2,379	$1,477	$2,493	$8,067
+ Interest Expense	244	243	216	231	934
+ Other Expense / (Income)	41	54	(22)	113	186
+ Tax Provision	(45)	383	420	905	1,663
Operating Income	$1,958	$3,059	$2,091	$3,742	$10,850
+ Depreciation & Amortization	1,622	1,681	1,648	1,707	6,658
+ Other (Expense) / Income	159	(54)	22	(112)	15
+ Noncash Stock Compensation	203	102	305	274	884
Adjusted EBITDA	$3,942	$4,788	$4,066	$5,611	$18,407

Segment Breakdown

Service Operating Income	$738	$1,837	$488	$2,609	$5,672
+ Depreciation & Amortization	1,220	1,246	1,206	1,257	4,929
+ Other (Expense) / Income	77	(38)	13	(72)	(20)
+ Noncash Stock Compensation	112	56	159	143	470
Service Adjusted EBITDA	$2,147	$3,101	$1,866	$3,937	$11,051

Distribution Operating Income	$1,220	$1,222	$1,603	$1,133	$5,178
+ Depreciation & Amortization	401	436	442	450	1,729
+ Other (Expense) / Income	83	(17)	9	(40)	35
+ Noncash Stock Compensation	91	46	146	131	414
Distribution Adjusted EBITDA	$1,795	$1,687	$2,200	$1,674	$7,356

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2021 Q2	FY 2020 Q2	$'s	%
Service Revenue	$24,554	$23,502	$1,052	4.5%
Cost of Service Revenue	16,654	17,490	(836)	(4.8%)
Gross Profit	$7,900	$6,012	$1,888	31.4%
Gross Margin	32.2%	25.6%

Selling, Marketing & Warehouse Expenses	$2,427	$2,227	$200	9.0%
General and Administrative Expenses	2,496	1,948	548	28.1%
Operating Income	$2,977	$1,837	$1,140	62.1%
% of Revenue	12.1%	7.8%

			Change
DISTRIBUTION	FY 2021 Q2	FY 2020 Q2	$'s	%
Distribution Sales	$17,053	$18,261	$(1,208)	(6.6%)
Cost of Distribution Sales	13,459	13,828	(369)	(2.7%)
Gross Profit	$3,594	$4,433	$(839)	(18.9%)
Gross Margin	21.1%	24.3%

Selling, Marketing & Warehouse Expenses	$1,864	$2,004	$(140)	(7.0%)
General and Administrative Expenses	1,629	1,207	422	35.0%
Operating Income	$101	$1,222	$(1,121)	(91.7%)
% of Sales	0.6%	6.7%

			Change
TOTAL	FY 2021 Q2	FY 2020 Q2	$'s	%
Total Revenue	$41,607	$41,763	$(156)	(0.4%)
Total Cost of Revenue	30,113	31,318	(1,205)	(3.8%)
Gross Profit	$11,494	$10,445	$1,049	10.0%
Gross Margin	27.6%	25.0%

Selling, Marketing & Warehouse Expenses	$4,291	$4,231	$60	1.4%
General and Administrative Expenses	4,125	3,155	970	30.7%
Operating Income	$3,078	$3,059	$19	0.6%
% of Revenue	7.4%	7.3%

Transcat Reports Record Second Quarter Operating Income of $3.1 Million on Strong Service Gross Margin
October 27, 2020

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
	FY 2021	FY 2020
SERVICE	YTD	YTD	$'s	%
Service Revenue	$47,521	$45,900	$1,621	3.5%
Cost of Service Revenue	33,552	34,516	(964)	(2.8%)
Gross Profit	$13,969	$11,384	$2,585	22.7%
Gross Margin	29.4%	24.8%

Selling, Marketing & Warehouse Expenses	$4,775	$4,613	$162	3.5%
General and Administrative Expenses	5,088	4,196	892	21.3%
Operating Income	$4,106	$2,575	$1,531	59.5%
% of Revenue	8.6%	5.6%

			Change
	FY 2021	FY 2020
DISTRIBUTION	YTD	YTD	$'s	%
Distribution Sales	$32,990	$38,258	$(5,268)	(13.8%)
Cost of Distribution Sales	26,056	29,145	(3,089)	(10.6%)
Gross Profit	$6,934	$9,113	$(2,179)	(23.9%)
Gross Margin	21.0%	23.8%

Selling, Marketing & Warehouse Expenses	$3,590	$4,090	$(500)	(12.2%)
General and Administrative Expenses	3,408	2,581	827	32.0%
Operating Income	$(64)	$2,442	$(2,506)	(102.6%)
% of Sales	(0.2%)	6.4%

			Change
	FY 2021	FY 2020
TOTAL	YTD	YTD	$'s	%
Total Revenue	$80,511	$84,158	$(3,647)	(4.3%)
Total Cost of Revenue	59,608	63,661	(4,053)	(6.4%)
Gross Profit	$20,903	$20,497	$406	2.0%
Gross Margin	26.0%	24.4%

Selling, Marketing & Warehouse Expenses	$8,365	$8,703	$(338)	(3.9%)
General and Administrative Expenses	8,496	6,777	1,719	25.4%
Operating Income	$4,042	$5,017	$(975)	(19.4%)
% of Revenue	5.0%	6.0%